Exhibit 19.1

Insider Trading and Blackout Period Policy
Jushi Holdings Inc.
Effective as of June 10, 2019
Last Revised February 10, 2023

Department:    Legal

Policy Owner: Tobi Lebowitz, Chief Legal Officer and Corporate Secretary
For updates or additions, please contact the Legal Department at insidertrading@jushico.com

JUSHI HOLDINGS INC
INSIDER TRADING AND BLACKOUT PERIOD POLICY
1.0     PURPOSE
Jushi Holdings Inc. (the “Company”) is a publicly-traded company currently listed on the Canadian Securities Exchange and quoted on the OTCQX Best Market (collectively, the “Exchanges”). Trades in the Company's securities are subject to Canadian and US securities laws and regulations, as well as the rules and regulations of the Exchanges (collectively, “Securities Laws”). Securities Laws generally prohibit trading or dealing in the securities of a company on the basis of Material Undisclosed Information (as defined below). Anyone violating the Securities Laws is subject to personal liability and could face criminal and civil penalties, fines, or imprisonment as well as causing significant damage to the Company's reputation.
The purpose of this Insider Trading and Blackout Period Policy (the “Policy”) is to assist Company Personnel (as defined below) in complying with their obligations under the Securities Laws with respect to trading or dealing in the Company’s securities. This Policy does not replace your responsibility to understand and comply with the Securities Laws, including the legal prohibitions on insider trading and, if applicable, your obligation for insider reporting.
Trading in securities of the Company, including without limitation the purchase and sale of subordinate voting shares and the exercise of stock options, by Company Personnel, must also avoid the appearance of impropriety, as well as remain in full compliance with Securities Laws. Accordingly, you must exercise good judgment when engaging in securities transactions and when relaying to others information obtained as a result of your employment with or other relationship to the Company. If you have any doubt whether a particular situation requires refraining from effecting a transaction in the Company's securities or sharing information with others, you should not effect such transaction or share such information.
2.0     COMPANY PERSONNEL
The following persons (“Company Personnel”) are required to observe and comply with this Policy:
(a)All members of the Board of Directors and employees of the Company or its subsidiaries;
(b)Any other person retained by or engaged by or on behalf of the Company or any of its subsidiaries (such as a consultant, independent contractor, adviser, or other service provider) who receives or has access to Material Undisclosed Information; and
(c)Any person who receives Material Undisclosed Information from any person described in (a) or (b) above.
This Policy also applies to the following persons (“Affiliated Persons”):
a)your “Family Members” (“Family Members” are (1) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (2) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (3) any of your other family members who do not reside in your household but whose transactions are directed by you, and (4) any other individual over whose account you have control and to whose financial support you materially contribute.

(Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.).);
b)all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;
c)all persons who execute trades on your behalf including but not limited to investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that this Policy does not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (1) engage in the investment of securities in the ordinary course of their respective businesses; (2) have established insider trading controls and procedures in compliance with securities laws; and (3) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.
If you are uncertain whether this Policy applies to you, and you wish to conduct a trade or perform an action governed by this Policy, you must contact the Legal Department and await approval prior to doing so. To contact the Legal Department please email insidertrading@jushico.com.
3.0     MATERIAL UNDISCLOSED INFORMATION
“Material Undisclosed Information” is information that:
(a)could reasonably be expected to have a significant effect on the market price or value of the Company's securities and includes a decision to implement a material change if such decision is made by the Board of Directors of the Company (the “Board”) or by senior management of the Company who believe that confirmation of the decision by the Board is probable; or
(b)a reasonable investor would consider to be important in making an investment decision regarding the purchase or sale of the securities of the Company;
and that has not been previously disclosed or published by means of a broadly disseminated news release or securities filing with a reasonable amount of time having been given for investors to analyze the information.
Examples of Material Undisclosed Information include but are not limited to: financial performance and significant changes in financial performance; significant changes to licensing or regulatory status; projections and strategic plans; major R&D and clinical milestones, major corporate acquisitions and dispositions; significant changes to major assets and operations; changes in ownership of the Company's securities that may affect the control of the Company; significant changes in senior management or to the Board; significant litigation including material regulatory or legal proceedings; changes in corporate structure such as reorganizations; changes in capital structure; significant new debt or material events of default; public or private sales of additional securities; entering into or loss of significant contracts; major labor disputes or disputes with major contractors, customers or suppliers; takeover bids and issuer bids; and any decision to implement a material change by the Company's Legal Department who believes that confirmation of the decision by the Board is probable.
Information is “Undisclosed” or “non-public” until it has been made available to investors generally, such as in publicly available reports filed with the applicable stock exchange or securities commission or in press releases issued by the Company. In general, information may be presumed to have been available to investors two (2) business days after the formal release of such information.
4.0     PROHIBITED AND RESTRICTED ACTIVITIES
4.1     Insider Trading
You must not engage in trading of any securities for your account or the account of another, whether of the Company or of any other companies, while you are in possession of Material Undisclosed Information, including engaging in transactions in any securities of companies with which the Company has a business relationship or may have a business relationship in the future (“insider trading”).
For the purposes of this Policy, “securities” shall include shares, convertible securities, options and restricted share units and includes securities that a person owns as well as those over which they have direct or indirect control or direction, which may include securities owned by others (such as family members) where the person directs or influences their investment decisions. Insider trading is illegal and strictly prohibited by the Securities Laws and this Policy.
Under this Policy, “trading” includes any sale or purchase of securities of the Company, including but not limited to: (a) buying or selling puts or calls or other derivative securities the value of which is dependent on the Company's securities; (b) selling Company securities acquired through the exercise of stock options granted under the Company’s Equity Incentive Plan; and (c) the acquisition of Company securities or any other securities pursuant to any Company benefit plan or arrangement. Notwithstanding item (c) above, regular purchases (or sales) in accordance with a Pre-Approved Trading Plan (as defined below) are exempt from the foregoing prohibition; however, starting, stopping, or making changes to your Pre-Approved Trading Plan, is prohibited during any period of time you are in possession of Material Undisclosed Information about the Company.
The trading prohibitions in this Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made in compliance with this Policy.
The trading prohibitions in this Policy do apply, however, to the use of outstanding Company securities to pay part or all of the exercise price of a stock option, any sale of stock as part of a broker-assisted cashless exercise of an option, and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
4.2     Tipping
You must not disclose Material Undisclosed Information or other confidential information relating to the Company or other companies, when obtained in the course of your employment with the Company or any of its subsidiaries, to anyone, inside or outside of the Company (including family members) (“tipping”), except on a strict “need-to-know” basis as is necessary in the course of the Company's business and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient. You must treat all information concerning the Company as confidential and proprietary to the Company. Any uncertainty concerning the disclosure of any such information to other persons in the course of the Company's business should be immediately brought to the attention of a member of the Legal Department for resolution. You must also refrain from recommending or suggesting that any person engage in transactions regarding securities, whether of the Company or any other company, while in possession of Material Undisclosed Information about such companies or their securities. Both the person who provides the information and the person who receives the information are liable under Securities Laws if the person who receives the information trades in securities based on the provided Material Undisclosed Information or other non-public or confidential information .
The question of whether a particular disclosure is being made in the necessary course of the Company’s business must be determined on a case-by-case basis. However, the necessary course of business exception would generally only cover communications with:
(a)vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing and supply contracts;
(b)employees, officers and Board members (who need to know that information in the course of carrying out their duties or functions to the Company);
(c)lenders, legal counsel, auditors, underwriters and financial and other professional advisors to the Company;
(d)parties to negotiations;
(e)labour unions and industry associations;
(f)government agencies and non-governmental regulators; and
(g)credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available).
However, the foregoing exceptions to tipping will not apply where the person proposing to make the disclosure knows, or ought to reasonably know, that the disclosure to the relevant party would or would be likely to result in such party engaging in prohibited trading activity, such as:
(a)applying for, acquiring, or disposing of, securities, or entering into an agreement to apply for, acquire, or dispose of, securities; or
(b)procuring another person to apply for, acquire, or dispose of, securities, or enter into an agreement to apply for, acquire, or dispose of, securities, in either case in breach of the relevant insider trading prohibitions.

For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media is a form of tipping and will not be considered to be in the necessary course of the Company’s business.
When in doubt, all persons to whom this Policy applies should consult with the Legal Department to determine whether disclosure in a particular circumstance is in the necessary course of business and whether there is a reasonable risk that another person to whom disclosure is proposed to be made may engage in insider trading.
4.3    Prohibition on Trading in Securities of Other Companies
This Policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including the Company’s customers, suppliers, partners and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company). Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information.
If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the Legal Department before trading in any of that company’s securities.
4.4    Hedging Transactions
You must not engage in hedging transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her shareholdings, often in exchange for all or part of the potential for upside appreciation in the shares. These transactions allow you to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company's other shareholders. Therefore, you are prohibited by this Policy from engaging in any such hedging transactions.
4.5    No Short Sales
You may not at any time sell any securities of the Company that are not owned by you at the time of the sale (a “short sale”).
4.6     Margin Accounts and Pledges
You must not hold securities of the Company in a margin account or pledge Company securities as collateral. Securities held in a margin account may be sold by the broker without the customer's consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Undisclosed Information or otherwise is not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

4.7    Pre-Clearing Transactions with the Legal Department
All Operations Service Center employees of the Company or its subsidiaries and all field employees of the Company or its subsidiaries that are director-level or more senior than director-level must seek same-day prior approval from their direct supervisor in writing and thereafter seek same-day prior approval from the Legal Department in writing and attaching the written approval of their direct supervisor (“Pre-Clearing”). To contact the Legal Department for Pre-Clearing please email: insidertrading@jushico.com.
If you are not a corporate employee of the Company or its subsidiaries or a field employee of the Company or its subsidiaries, you may trade securities of the Company unless you believe you are in possession of Material Undisclosed Information. If you are unsure whether you are a corporate employee or a field employee that is director-level or above, or if you are unsure whether you possess Material Undisclosed Information, please contact the Legal Department at insidertrading@jushico.com.
All members of the Board of Directors seek same-day prior approval in writing from an authorized member of the Legal Department.
4.8    Duration of Trading Prohibitions
These trading prohibitions continue whenever and for as long as you know or are in possession of Material Undisclosed Information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.
This Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Policy will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any Material Undisclosed Information known to you has become public or is no longer material.
4.8
5.0     BLACKOUT PERIODS
Whether or not you are in possession of Material Undisclosed Information, except as detailed below, you must not, directly or indirectly, trade in securities of the Company during any Blackout Period (as defined below) that is applicable to you. A “Blackout Period” is in place when there is, or is potential for, a significant event pending or there is information available but not yet disclosed. The Blackout Period applies to all members of the Board of Directors, all Operations Service Center employees of the Company or its subsidiaries and all field employees of the Company or its subsidiaries that are director-level or more senior than director-level members (including all Company employees involved in the preparation and/or dissemination of financial results) and other Company employees as determined by senior management;
The Blackout Period is for:
(a)interim financial results, the period beginning on the 7th day before the end of the current quarter and ending at the end of the first trading day after the interim financial results are publicly disclosed;

(b)annual financial results, the period beginning on the 7th day before the end of the current quarter and ending at the end of the first trading day after the annual financial results are publicly disclosed; or
(c)any other time and for any length of time as deemed necessary by the Company's senior management.
Where Company Personnel wishes to trade during the periods referenced in (a) or (b), above, he or she must seek the prior approval of the Board. If the Board is satisfied, in its sole discretion, that such trade would not constitute a trade while in possession of Material Undisclosed Information, then the Board may grant a one-time exemption in respect of such trade.
All efforts will be made to advise affected employees of Blackout Periods as soon as possible; however, it is your responsibility to ensure that you are not in violation of the prohibition against trading during a Blackout Period by Pre-Clearing all transactions with the Legal Department in accordance with this Policy.
6.0     PRE-APPROVED TRADING PLANS
Notwithstanding any of the prohibitions contained in this Policy, Company personnel may trade in Company securities at any time pursuant to a trading plan (e.g. an automatic securities purchase plan) that (i) has been properly adopted and is properly administered in accordance with National Instrument 55-104 – Insider Reporting Requirements and Exemptions or (ii) is an approved Rule 10b5-1 Plan (as defined below) (a “Pre-Approved Trading Plans”). All adopted Pre-Approved Trading Plans must comply with all applicable policies established by the Company, in addition to complying with Securities Laws.
An approved Rule 10b5-1 Plan is a plan that meets the requirements of the Securities and Exchange Commission’s Rule 10b5-1. Such plan must be documented in writing, be established during time when there is not Blackout Period and be approved by the Legal Department at the Legal Department’s discretion. The Legal Department may require that the plan exclude or include certain provisions (e.g., cooling off period, minimum number of trades requirement, limited term) that ensure compliance with Securities and Exchange Commission regulations and practices the Chief Legal Officer deems to be in the best interests of the Company.
Any proposed deviation from the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to, and be approved by, the Legal Department. All transactions pursuant to a Rule 10b5-1 Plan must be timely reported in accordance with the procedures set forth above. Any modification or termination of a approved Rule 10b5-1 Plan requires the approval of the Legal Department. The Legal Department may require as a condition to such approval that the modification or termination occur at time when there is not a Blackout Period and that the person for whom such plan was established be not aware of material nonpublic information at the time of the modification or termination.
The rules applicable to Pre-Approved Trading Plans are complex and technical in nature, so you should not employ a Pre-Approved Trading Plan without obtaining advice from legal counsel. A Pre-Approved Trading Plan may not be adopted at any time when you are aware of Material Undisclosed Information or are subject to a Blackout Period.
The Company reserves the right to consider and determine whether public announcement of a Pre-Approved Trading Plan should be made.

7.0    EXTENSION OF EXPIRY DATE FOR OPTION, WARRANT OR OTHER SECURITY-BASED INSTRUMENT OR AWARD
In the event that options, warrants or other security-based instruments or awards expire during a Blackout Period or during a period the holder is otherwise unable to trade pursuant to this Policy, such expiry date will be automatically extended to allow for such exercise following the expiry of the Blackout Period or when the holder is permitted to trade under this Policy in accordance with applicable Securities Laws and stock exchange rules and the terms of the agreement or plan governing such awards, as applicable.
8.0     INSIDER REPORTING OBLIGATIONS
Securities Laws impose reporting requirements on certain insiders of the Company known as “reporting insiders”. You are personally responsible for determining whether you are a reporting insider and for compliance with reporting requirements under applicable Securities Laws.
9.0     COMPLIANCE
Your actions with respect to matters governed by this Policy are significant indications of your judgment, ethics, and competence. Any actions in violation of this Policy may be grounds for disciplinary action, up to and including immediate dismissal, as well as exposure to civil and criminal liability.
10.0     APPROVAL
Most recently reviewed and adopted by the Board on February 10, 2023.
11.0     ACKNOWLEDGEMENT
All Company Personnel must acknowledge their receipt, review and understanding of this policy and any amendments thereto.